                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Eastman Chemical Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(EASTMAN LOGO)

                                 March 30, 1998

TO THE SHAREOWNERS OF EASTMAN CHEMICAL COMPANY:

     You are cordially invited to attend the 1998 Annual Meeting of Shareowners of Eastman Chemical Company, which will be held at our Employee Center, located at 400 South Wilcox Drive, in Kingsport, Tennessee, on May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time. Doors to the meeting will open at 9:00 a.m. An admission ticket is included with the enclosed proxy card. If you do not have an admission ticket and wish to attend the meeting, please call (423) 224-0905.

     The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

     Thank you for your support of our Company.

                                           Sincerely,

                                           /s/ EARNEST W. DEAVENPORT, JR.

                                           Earnest W. Deavenport, Jr.
                                           Chairman and Chief Executive Officer

                                                                          (LOGO)

                            EASTMAN CHEMICAL COMPANY
                             100 NORTH EASTMAN ROAD
                           KINGSPORT, TENNESSEE 37660

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                           TO BE HELD ON MAY 7, 1998
                             ---------------------

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareowners (the "Annual Meeting") of Eastman Chemical Company (the "Company") will be held at the Company's Employee Center, located at 400 South Wilcox Drive, Kingsport, Tennessee, on May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

          1. ELECT DIRECTORS. To consider and act upon the election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Shareowners in 2001 and until their successors are duly elected and qualified;

          2. RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS. To consider and act upon ratification of the appointment of Price Waterhouse LLP as independent accountants for the Company until the Annual Meeting of Shareowners in 1999; and

          3. OTHER BUSINESS. To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

     Only shareowners of record at the close of business on March 9, 1998 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. All shareowners, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign, and return the enclosed proxy card in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy card or other written appointment of proxy bearing a later date, or by voting in person at the Annual Meeting.

                                  By order of the Board of Directors

                                  /s/ Theresa K. Lee
                                  Theresa K. Lee
                                  Secretary

March 30, 1998

     PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY CARD.

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF SHAREOWNERS OF
                            EASTMAN CHEMICAL COMPANY
                           TO BE HELD ON MAY 7, 1998

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the shareowners of Eastman Chemical Company, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of the $.01 par value common stock of the Company ("Common Stock"), for use at the Annual Meeting of Shareowners of the Company to be held on May 7, 1998, and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting is being held to consider and act upon (1) the election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Shareowners in 2001 and until their successors are duly elected and qualified; and (2) ratification of the appointment of Price Waterhouse LLP as independent accountants for the Company until the Annual Meeting of Shareowners in 1999.

     The principal executive offices of the Company are located at 100 North Eastman Road, Kingsport, Tennessee 37660. The telephone number of the Company at such offices is (423) 229-2000.

     This Proxy Statement is dated March 30, 1998 and is first being mailed to the Company's shareowners on or about April 3, 1998.

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

     The Company's Board of Directors has fixed the close of business on March 9, 1998 as the record date (the "Record Date") for the determination of the shareowners entitled to receive notice of and to vote at the Annual Meeting. Only holders of record of shares of Common Stock as of the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 78,551,432 shares of Common Stock issued and outstanding and held by approximately 85,760 shareowners of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record as of the Record Date. Shares of Common Stock represented by proxy, if such proxy is not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card. IF A PROXY CARD IS SIGNED AND RETURNED BUT NO INSTRUCTIONS ARE INDICATED, THE SHARES REPRESENTED BY PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

     A shareowner who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy card or other written appointment of proxy bearing a later date, or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Eastman Chemical Company, P.0. Box 511, Kingsport, Tennessee 37662-5075, Attention: Theresa K. Lee, Secretary.

     The 1997 Annual Report to Shareowners, including consolidated financial statements for the year ended December 31, 1997, accompanies this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting is required for the election of the directors identified in this

Proxy Statement. With respect to the election of directors, shareowners may (1) vote "for" all three nominees, (2) "withhold" authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any "broker nonvotes" (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others in absence of instructions from the beneficial owner) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

     With respect to ratification of independent accountants, shareowners may
(1) vote "for," (2) vote "against," or (3) "abstain" from voting on the proposal. The affirmative vote of a majority of the votes cast is required for ratification of the appointment of independent accountants. Abstentions and any broker nonvotes are not considered to be votes cast and therefore would have no effect on the outcome of the proposal.

                             ELECTION OF DIRECTORS

                              ITEM 1 ON PROXY CARD

GENERAL

     The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Under the Company's Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of shareowners following his or her 70th birthday (or, if approved by unanimous action of the Board of Directors, until the next annual meeting following his or her 71st birthday). Three directors are in the class for which the term in office expires at the Annual Meeting. The terms of the other seven directors continue after the Annual Meeting. The shareowners are being asked to vote on the election of three directors to the class for which the term in office shall expire at the Annual Meeting of Shareowners in 2001 and until their successors are duly elected and qualified.

     All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy card is signed and returned but no specification is made, the shares represented by proxy will be voted for the election of the three directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

     THE NOMINEES HAVE BEEN RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS BY THE COMMITTEE ON DIRECTORS OF THE BOARD. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE THREE NOMINEES IDENTIFIED BELOW.

     Set forth below is certain information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director), if any; a brief description of his or her principal occupation and business experience during at least the last five years; directorships and similar positions presently held by him or her in certain other companies, organizations, or associations; and his or her age. Messrs. Deavenport and Bourne were first elected to the Board in November 1993; Miss Marks, Messrs. Arnelle, Campbell, Liu and Mitchell, and Dr. White, joined the Board on January 1, 1994, immediately after completion of the Company's spin-off from Eastman Kodak Company. Mr. Dempsey was first elected to the Board on May 1, 1997. Mr. Donehower was elected by the Board of Directors on February 3, 1998 to the Board position formerly held by the late Dr. Michael von Clemm.


                                         NOMINEES FOR DIRECTOR
                                   TERM EXPIRING ANNUAL MEETING 2001
-------------------------------------------------------------------------------------------------------
[PHOTO]                  H. JESSE ARNELLE
                         Mr. Arnelle is of counsel to the Winston-Salem, North Carolina-based law firm of Womble, Carlyle, Sandridge & Rice. He was a partner of the San
                         Francisco-based law firm of Arnelle, Hastie, McGee, Willis & Greene or its predecessor from 1985 until 1997. Mr. Arnelle is Immediate Past Chairman of the Board of Trustees of Pennsylvania State University and is a member of the boards of directors of Wells Fargo & Company and subsidiary Wells Fargo Bank,
                         N.A., Waste Management, Inc., FPL Group, Inc., Textron Inc., Armstrong World
                         Industries, Inc., and Union Pacific Resources Group, Inc. He is 64.
-------------------------------------------------------------------------------------------------------
[PHOTO]                  R. WILEY BOURNE, JR.
                         Mr. Bourne is Vice Chairman of the Board and Executive Vice President of the
                         Company, responsible for all business organizations. He joined the Company in
                         1959 and was named Executive Vice President in 1989. Mr. Bourne also served as a Vice President of Eastman Kodak Company from 1986 through 1993. He is a member of the Board of Trustees and the executive committee of the United
                         States Council for International Business. Mr. Bourne serves on the board of directors and executive committee of the American Industrial Health Council, the regional advisory Board of First Tennessee Bank, and the boards of directors of Unifi, Inc., East Tennessee State University Foundation, and the
                         Massachusetts Institute of Technology Society of Sloan Fellows. Mr. Bourne is
                         on the Board of Trustees of Tennessee Wesleyan College, the Visiting Committee
                         of the James H. Quillen College of Medicine, and the Board of Visitors of
                         North Carolina A&T State University. He is 60.
-------------------------------------------------------------------------------------------------------
[PHOTO]                  DR. JOHN A. WHITE
                         Dr. White is Chancellor of the University of Arkansas. From 1991 to 1997, he
                         was Dean of the College of Engineering at the Georgia Institute of Technology.
                         From July 1988 to September 1991, he was Assistant Director of the National
                         Science Foundation in Washington, D.C., and served on the faculty of the
                         Georgia Institute of Technology from 1975 to 1997. Dr. White is also a member of the National Science Board; a member of the National Academy of
                         Engineering; and a member of the boards of directors of Motorola, Inc.,
                         Russell Corporation, CAPS Logistics, Inc., and Logility, Inc. He is 58.
-------------------------------------------------------------------------------------------------------


                          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
                                   TERM EXPIRING ANNUAL MEETING 1999
-------------------------------------------------------------------------------------------------------

[PHOTO]                  CALVIN A. CAMPBELL, JR.
                         Mr. Campbell has been Chairman, President and Chief Executive Officer of
                         Goodman Equipment Corporation since 1971. Goodman Equipment designs, manufactures, and markets worldwide underground mining locomotives and per-
                         sonnel carriers and plastics blow molding machinery. He was also President and
                         Chief Executive Officer of Cyprus Amax Minerals Company in 1992, Chairman of
                         the Board in 1991 and 1992, and a director from 1985 through 1994. Mr.
                         Campbell is a member of the boards of directors of Mine Safety Appliances
                         Company and Acheson Industries, Inc. He also serves as a director of the
                         National Association of Manufacturers and of the National Mining Association,
                         is a director and former Chairman of the Illinois Manufacturers Association, and serves as a trustee of the Illinois Institute of Technology. Mr. Campbell
                         is 63.
-------------------------------------------------------------------------------------------------------

[PHOTO]                  EARNEST W. DEAVENPORT, JR.
                         Mr. Deavenport is Chairman of the Board and Chief Executive Officer of the
                         Company. He joined the Company in 1960. Mr. Deavenport was named President of the Company in 1989. He also served as Group Vice President of Eastman Kodak
                         Company from 1989 through 1993. Mr. Deavenport is a member of the boards of directors of First American Corporation, Milliken & Company, the Chemical
                         Manufacturers Association, and the American Plastics Council. He also serves as chairman of the National Association of Manufacturers, on the Board of
                         Trustees of the Malcolm Baldridge National Quality Award Foundation, and on
                         the policy committee of the Business Roundtable. Mr. Deavenport is 59.
-------------------------------------------------------------------------------------------------------

[PHOTO]                  JOHN W. DONEHOWER
                         Mr. Donehower is Senior Vice President and Chief Financial Officer of
                         Kimberly-Clark Corporation. He joined Kimberly-Clark in 1974, and served in a series of management positions prior to election to his current position in
                         1993. Mr. Donehower is also a member of the boards of directors of Allendale
                         Mutual Insurance Company and Kimberly-Clark De Mexico S.A. de C.V. He is 51.
-------------------------------------------------------------------------------------------------------

[PHOTO]                  LEE LIU
                         Mr. Liu is Chairman and Chief Executive Officer of IES Industries Inc. He is
                         also Chairman of the Board and Chief Executive Officer of IES Utilities, the
                         major subsidiary of IES Industries. Mr. Liu has been with Iowa Electric Light
                         & Power Company, predecessor of IES Industries, since 1957. He is also a member of the boards of directors of Hon Industries Inc., Principal Financial
                         Group, and McLeod USA Incorporated Mr. Liu is 64.
-------------------------------------------------------------------------------------------------------


                                   TERM EXPIRING ANNUAL MEETING 2000
-------------------------------------------------------------------------------------------------------

[PHOTO]                  JERRY E. DEMPSEY
                         Mr. Dempsey served as Chairman of the Board and Chief Executive Officer of PPG
                         Industries, Inc. from 1993 until his retirement in 1997. From 1991 until he joined PPG, he was Senior Vice President of WMX Technologies, Inc., a waste treatment and disposal company, and Chairman of its publicly-traded, majority-
                         owned subsidiary, Chemical Waste Management, Inc., having served as President and Chief Executive Officer of Chemical Waste Management, Inc. since 1985. Mr.
                         Dempsey is a member of the boards of directors of Waste Management, Inc. and
                         Navistar International Corporation. He is 65.
-------------------------------------------------------------------------------------------------------

[PHOTO]                  MARILYN R. MARKS
                         Miss Marks is Chairman and Chief Executive Officer of Dorsey Trailers, Inc.,
                         positions she has held since 1987. She was also President of Dorsey Trailers,
                         Inc. from 1987 to November, 1997. Miss Marks is also a member of the boards of directors of Dana Corporation, the American Trucking Associations Foundation,
                         and the Truck Trailer Manufacturers Association. She is 45.
-------------------------------------------------------------------------------------------------------

[PHOTO]                  GERALD B. MITCHELL
                         Mr. Mitchell retired from Dana Corporation, a vehicle parts supply company, in
                         1990, following 44 years of service. From 1980 until his retirement, Mr.
                         Mitchell was the Chairman of the Board and Chief Executive Officer. Mr.
                         Mitchell is a member of the boards of directors of West Point-Stevens, Inc.,
                         Worthington Industries, Inc., and George Weston, Ltd. (Canada). He is 70.
-------------------------------------------------------------------------------------------------------

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company's Board of Directors presently has five standing committees:
Audit; Finance; Compensation and Management Development; Health, Safety & Environmental and Public Policy; and the Committee on Directors. Information regarding the functions of those committees and their membership as of the date of this Proxy Statement follows. Certain committee assignments are expected to be changed following the Annual Meeting.

     AUDIT COMMITTEE. The Audit Committee reviews the interim and annual financial statements; annually recommends to the Board of Directors the firm to be engaged as independent accountants for the Company; reviews the scope of, and the reports and findings of, the audit activities of the independent accountants and of the Company's internal auditing staff; reviews the adequacy of the training of personnel and monitoring of the internal audit function and the annual compensation paid to the independent accountants; meets separately and privately with the independent accountants and with the Company's general auditor and chief financial and accounting officers to ascertain if any restrictions have been placed on the scope of their activities or if there has been any lack of adequate response to their recommendations; reviews the Company's corporate compliance program; and makes periodic reports and recommendations to the Board. The members of the Audit Committee are Dr. White (Chair) and Messrs. Arnelle, Campbell, and Donehower. The Audit Committee held three meetings during 1997.

     FINANCE COMMITTEE. The Finance Committee reviews the Company's short-and long-term financing plans, its financial position and forecasts, and its capital expenditure budgets and certain capital projects; reviews transactions, such as acquisitions and divestitures, that may have a material impact on the Company's financial profile; makes recommendations to the Board regarding those matters and regarding dividends; and reviews the results of the Eastman Retirement Assistance Plan and the activities of the Eastman Retirement Assistance Plan Committee. The members of the Finance Committee are Miss Marks (Chair), and Messrs. Dempsey, Donehower, and Liu. The Finance Committee held six meetings during 1997.

     COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE. The Compensation and Management Development Committee (the "Compensation Committee") determines the compensation of employees who are members of the Board; reviews the recommendations of the Chairman of the Board regarding compensation of the Company's other executive officers; reviews proposed employee benefit plans and executive compensation plans, and proposed changes to existing plans under certain circumstances; acts as the administrator of certain employee benefit plans and executive compensation plans; reviews management development and succession plans relating to the Company's executive officers; makes recommendations to the Board regarding the foregoing matters; and can amend or take actions with respect to the Company's employee compensation and benefit plans where permitted by such plans. The members of the Compensation Committee are Messrs. Mitchell (Chair) and Liu and Miss Marks. The Compensation Committee held seven meetings during 1997.

     HEALTH, SAFETY & ENVIRONMENTAL AND PUBLIC POLICY COMMITTEE. The Health, Safety & Environmental and Public Policy Committee reviews and makes recommendations to the Board regarding the Company's policies and practices concerning health, safety, and environmental matters; reviews with the Company's management and reports to the Board on the Company's health, safety, and environment assessment practices, and its processes for complying with related laws and regulations and on health, safety, and environmental matters involving the Company, including any significant liabilities or anticipated expenditures with respect thereto, and periodically reviews with management the Company's public disclosure policies and practices, and coordinates with the Audit and Finance Committees, with respect thereto; reviews and monitors, and makes recommendations to the Board regarding, significant matters of health, safety, and environmental public policy concerning the Company; reviews and makes recommendations to the Board regarding certain significant matters of public policy concerning the Company; periodically reviews with management the Company's list of public policy issues; and monitors and periodically reports to the Board on federal and state legislative and regulatory initiatives and the Company's lobbying and advocacy activities. The members of the Health, Safety & Environmental and Public Policy Committee are Messrs. Arnelle (Chair) and Dempsey and Dr. White. The Health, Safety & Environmental and Public Policy Committee held three meetings during 1997.

     COMMITTEE ON DIRECTORS. The Committee on Directors conducts a bi-annual assessment of the Board's performance, for discussion with the full Board; recommends to the Board criteria for Board membership and annually reviews the Board's composition for purposes of assessing its diversity and skills; makes recommendations regarding compensation of non-employee directors, and acts as the administrator of certain non-employee director compensation plans, and can amend or take actions with respect to such plans where permitted by such plans; reviews the qualifications of candidates for Board membership and recommends to the Board the slate of director candidates to be proposed for election by shareowners at each annual meeting; recommends to the Board criteria relating to the tenure of a director; when appropriate, recommends to the Board that it recommend to the shareowners removal of a director for cause; and periodically reviews the Board's committee structure and committee assignments and recommends to the board any appropriate changes thereto. The members of the Committee on Directors are Messrs. Campbell (Chair), Liu and Mitchell. The Committee on Directors held four meetings during 1997.

     The Company's Bylaws provide that nominations by shareowners of persons for election to the Board of Directors may be made only by delivering written notice (a "Nomination Notice") to the Secretary of the Company (1) at least 60 days before any annual meeting, if the annual meeting is to be held on or after the regular date called for by the Company's Bylaws (the first Thursday in May), or
(2) by the close of business on the 15th day following the giving of notice of the date of the meeting, if the meeting is a special meeting or an annual meeting held before the regular date. Any Nomination Notice must set forth certain background information about each person being nominated, including the following: information concerning such person's business and employment experience during the past five years; any position as a director, officer, or 5%-or-more owner of any entity; and whether, in the last five years, the person has been involved in certain proceedings that may be material to an evaluation of his or her ability or integrity as a nominee. Any Nomination Notice also must set forth certain information about the person submitting the Nomination Notice and all persons acting in concert with such person, including the number of shares of Company stock beneficially owned by such persons. A written consent to being named in the proxy statement for the annual meeting as a nominee, and to serve as a director if elected, signed by the nominee, shall be delivered with any Nomination Notice.

     The Company's Board of Directors held five meetings during 1997. Each current director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

COMPENSATION OF DIRECTORS

     DIRECTORS' ANNUAL COMPENSATION. Each director who is not an employee of the Company receives an annual retainer fee of $25,000, payable in cash. In addition, each such director receives a fee of $1,000 for each Board meeting attended and for each committee meeting attended (and, in the case of the Finance Committee and the Health, Safety & Environmental and Public Policy Committee, regardless of whether such director is a member of such committee). The chairperson of each committee receives an additional annual retainer of $5,000. Directors who are also employees of the Company receive no Board or committee fees.

     DIRECTOR'S DEFERRED COMPENSATION PLAN. The Company maintains the Directors' Deferred Compensation Plan (the "DDCP"), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect on a voluntary basis to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all cash compensation for service as a director, including retainer and meeting fees.

     The deferred amounts may be credited (i) to individual "Interest Accounts" under the DDCP, which will be credited with interest until transfer or distribution at the prime rate as quoted in The Wall Street Journal, (ii) to individual "Stock Accounts" under the DDCP, which increase or decrease in value depending upon the market price of shares of Common Stock, or (iii) to a combination thereof. Under the Stock Account, dollar amounts are "invested" in hypothetical shares of the Company's Common Stock. If cash dividends are declared on shares of Common Stock, then any participant who has hypothetical shares in the Stock Account will receive a dividend equivalent which will be used to "purchase" additional hypothetical shares under the DDCP. A participant may elect during specified periods to transfer the dollar amount of all or any portion of his or her Stock Account to the Interest Account, or vice versa.

     Upon termination as a director, the value of a participant's Interest Account and Stock Account will be paid, in cash, in a single lump sum or up to ten annual installments, as determined in the sole discretion of the Committee on Directors. Payment will commence in any year up through the tenth year following termination of directorship, as determined by the Committee on Directors, except that payment must commence no later than the year in which the participant reaches age 71.

     The DDCP provides that a participant, whether or not still a director, may request that part or all of such participant's Interest Account and Stock Account be distributed immediately in the event of a severe financial hardship. The determination of whether a hardship exists will be made by the Committee on Directors.

     The DDCP also provides that a participant may withdraw at any time all or a portion of his or her balances in the Interest and Stock Accounts, provided that the participant forfeit 10% of the balance of his or her Accounts or $50,000, whichever is less, and is not permitted to participate in the DDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if within any six month period either (i) 50% or more of the DDCP participants elect such early withdrawal from the DDCP or (ii) 20% or more of DDCP participants with aggregate Account balances valued at 50% or more of the total value of all DDCP Accounts elect such early withdrawal, then the Accounts of each remaining DDCP participant will be distributed in a single lump sum.

     If the Company undergoes a "change in control" (as defined in the DDCP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), then the Accounts of each participant, whether or not the participant is still a director, will be paid in a single lump sum no later than 90 days following the change in control.

     1994 DIRECTOR LONG-TERM COMPENSATION PLAN. Under the Company's 1994 Director Long-Term Compensation Plan ("the Director Long-Term Plan"), each non-employee director receives, upon the later of January 1, 1994 and the first day of his or her initial term of service as a director, an award of nonqualified stock options covering shares of Common Stock having a fair market value of $25,000 at the time of grant and an award of restricted shares having a fair market value of $10,000 at the time of grant. Accordingly, on January 1, 1994, Miss Marks, Messrs. Arnelle, Campbell, Liu, and Mitchell, and Dr. White each received 232 shares of restricted stock and an option to purchase 578 shares of Common Stock at $43.2875 per share; on May 1, 1997, Mr. Dempsey received 191 shares of restricted stock and an option to purchase 476 shares of Common Stock at $52.6250 per share; and on February 3, 1998, Mr. Donehower received 163 shares of restricted stock and an option to purchase 407 shares of Common Stock at $61.4625 per share.

     Each option has an exercise price equal to the fair market value of the shares on the date of grant. For purposes of determining both the number of shares underlying and the exercise price of any option, "fair market value" is determined based on the average of the closing prices of the shares on the date of grant and the following nine days. One half of the options vest upon the first anniversary of the date of grant and the other half upon the second anniversary of the date of the grant. Each option has a term of ten years. The options provide, with respect to exercises through the surrender of previously owned shares of Common Stock, for the issuance of new "reload" options covering the same number of shares as surrendered in the exercise (with an exercise price equal to the fair market value of the shares on the date of exercise of the original option). Restricted shares awarded under the Director Long-Term Plan vest and become transferable three years from the date of award if, and only if, the grantee is still a director of the Company at that time or his or her tenure is terminated by reason of death, disability, or failure to be reelected by the shareowners. During the restricted period, the director is entitled to voting and dividend rights with respect to the stock.

     The Director Long-Term Plan contains provisions regarding the treatment of options and restricted stock in the event of a "change in control" (as defined in the Director Long-Term Plan, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, the options and restricted stock generally will be vested, valued, and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. There is no discretion in the granting of awards under the Director Long-Term Plan; grants are made only pursuant to the preceding formula. The maximum number of shares that may be granted or subject to awards under the Director Long-Term Plan is 60,000, but the Director Long-Term Plan provides that in the event of certain changes in the capital or capital stock of the Company, the Committee on Directors shall make appropriate adjustments in the number and kind of shares that may be issued under the Director Long-Term Plan and any adjustments or modifications to outstanding awards deemed appropriate by such Committee. No grant or award may be made under the Director Long-Term Plan after December 31, 1998.

     1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. Under the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan"), each non-employee director may elect to receive options to purchase Common Stock in lieu of his or her annual retainer (but not meeting fees or other compensation as a director). A maximum of 150,000 shares of Common Stock are available for the grant of stock options under the Director Stock Option Plan, subject to adjustment in the event of stock splits, stock dividends or changes in corporate structure affecting Common Stock. No grant may be made under the Director Stock Option Plan after May 2, 2006.

     Each non-employee director may make an annual advance irrevocable election to receive all or a portion of his or her retainer to be earned in the following year in options to purchase Common Stock. The number of shares of Common Stock underlying stock options granted is determined by multiplying the amount of the semi-annual retainer the director elects to receive in stock options by three and one-third, then dividing by the fair market value per share of Common Stock (defined as the closing price per share reported by the New York Stock Exchange) on the date the options are granted.

     The exercise price per share of all stock options granted under the Director Stock Option Plan is 100% of the fair market value per share of Common Stock on the grant date, defined as the closing price per share reported by the New York Stock Exchange. Options granted under the Director Stock Option Plan are not exercisable until six months from the date of grant, and remain exercisable thereafter until the tenth anniversary of the date of grant, regardless of whether the participant is still a director. Options may be exercised either by the payment of cash in the amount of the aggregate option price or by surrendering shares of Common Stock, or a combination of both, having a combined value equal to the aggregate option price of the shares subject to the option or portion of the option being exercised. Any option or portion thereof that is not exercised on or before the tenth anniversary of the date of grant shall expire.

     Upon the occurrence of a "change in control" of the Company (as defined in the Director Stock Option Plan, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), any and all outstanding options under the Director Stock Option Plan become immediately exercisable.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group, as of January 31, 1998.

                                                                 NUMBER OF SHARES OF
                                                              COMMON STOCK BENEFICIALLY
                            NAME                                     OWNED(1)(2)
                            ----                              -------------------------
Earnest W. Deavenport, Jr...................................            270,168(3)
R. Wiley Bourne, Jr.........................................            164,586(4)
Dr. James L. Chitwood.......................................             99,985(5)
Tom O. Nethery..............................................            112,910(6)
H. Virgil Stephens..........................................            264,631(7)
H. Jesse Arnelle............................................              2,189(8)
Calvin A. Campbell, Jr......................................              4,328(9)
Jerry E. Dempsey............................................              1,191(10)
John W. Donehower...........................................                 --(11)
Lee Liu.....................................................              1,733(12)
Marilyn R. Marks............................................              5,010(13)
Gerald B. Mitchell..........................................              1,487
Dr. John A. White...........................................              4,505(14)
Directors and executive officers as a group (19 persons)....          1,047,059(15)

---------------

 (1) Information relating to beneficial ownership is based upon information furnished by each person using "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission (the "SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table.
 (2) The total number of shares of Common Stock beneficially owned by all directors and executive officers as a group represents approximately 1.32% of the shares of Common Stock outstanding as of January 31, 1998. The percentage beneficially owned by any individual director or executive officer does not exceed one percent of the outstanding shares of Common Stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by the group or such individual.
 (3) Includes 256,005 shares that may be acquired upon exercise of options; 5,000 restricted shares which generally vest on May 4, 1998, but as to which Mr. Deavenport currently has voting power; and 593 shares allocated to Mr. Deavenport's Eastman Employee Stock Ownership Plan (the "ESOP") account.
 (4) Includes 146,044 shares that may be acquired upon exercise of options; 5,000 restricted shares which generally vest on May 4, 1998, but as to which Mr. Bourne currently has voting power; and 593 shares allocated to Mr. Bourne's ESOP account.
 (5) Includes 76,734 shares that may be acquired upon exercise of options and 579 shares allocated to Dr. Chitwood's ESOP account. Also includes 101 shares held by Dr. Chitwood's spouse as custodian for his adult children, as to which shares Dr. Chitwood disclaims beneficial ownership.
 (6) Includes 93,465 shares that may be acquired upon exercise of options and 579 shares allocated to Mr. Nethery's ESOP account.

 (7) Includes 71,413 shares that may be acquired upon exercise of options. Also includes 184,557 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Stephens may also be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation.
 (8) Includes 278 shares that may be acquired upon exercise of options.
 (9) Includes 578 shares that may be acquired upon exercise of options.
(10) Includes 191 restricted shares, which generally vest on May 1, 2000, but as to which Mr. Dempsey currently has voting power. See "Compensation of Directors -- 1994 Director Long-Term Compensation Plan."
(11) Mr. Donehower received 163 shares of restricted stock on February 3, 1998, which shares are not included in the table. See "Compensation of Directors -- 1994 Director Long-Term Compensation Plan."
(12) Includes 578 shares that may be acquired upon exercise of options. Also includes 600 shares held by Mr. Liu's spouse, as to which shares Mr. Liu disclaims beneficial ownership.
(13) Includes 2,000 shares that may be acquired upon exercise of options.
(14) Includes 1,290 shares that may be acquired upon exercise of options.
(15) Includes a total of 742,258 shares that may be acquired upon exercise of options and 5,259 shares allocated to executive officers' ESOP accounts. Includes shares held by and shares allocated to the ESOP accounts of the spouses of executive officers not named above, as to which shares such executive officers disclaim beneficial ownership. Includes 184,557 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Stephens and two other executive officers not named above may each be deemed a beneficial owner by virtue of their shared voting and investment power as directors of the Foundation.

COMMON STOCK AND COMMON STOCK UNITS

     In addition to shares of Common Stock beneficially owned, certain of the executive officers have units of Common Stock ("Common Stock Units") credited to their individual Stock Accounts in the Eastman Executive Deferred Compensation Plan (the "EDCP") and in the Eastman ESOP Excess Plan, and certain of the directors have Common Stock Units credited to their individual Stock Accounts in the DDCP. See "Compensation of Directors -- Directors' Deferred Compensation Plan" and "Executive Compensation and Benefits -- Company Compensation and Benefit Plans -- Executive Deferred Compensation Plan", "-- Historical Compensation -- Summary Compensation Table", and "-- Compensation and Management Development Committee Report on Executive Compensation".

     The following table shows, for each director and executive officer named in the Summary Compensation Table, and for all directors and executive officers as a group, the aggregate of (1) the number of shares of Common Stock beneficially owned by such person and group, as set forth in the preceding table, and (2) the number of Common Stock Units credited to the Stock Accounts of such person and group. Common Stock Units represent hypothetical "investments" in Common Stock. The value of one Common Stock Unit is equal to the market value of one share of Common Stock. Although the DDCP, EDCP, and ESOP Excess Plan allow Common Stock Units to be paid out only in the form of cash, and not in shares of Common Stock, Common Stock Units create essentially the same stake in the market performance of the Common Stock as do actual shares of Common Stock. As a result, Common Stock Units are counted with certain shares of Common Stock beneficially owned (excluding certain shares which may be deemed beneficially owned under SEC rules, such as shares underlying options, shares owned by the individual's spouse, and shares over which the individual shares voting and investment power but in which the individual has no pecuniary interest) for purposes of the Company's stock ownership guidelines -- four times target total annual compensation for the Chief Executive Officer, three times target total annual compensation for the other executive officers named in the Summary Compensation Table, and three times the annual retainer fee for non-employee directors. See "Executive Compensation and Benefits -- Compensation and Management Development Committee Report on Executive Compensation." The table below is included to provide a better indication of the stake of the named individuals, and of the directors and executive officers as a group, with respect to the Common Stock.

                                                              NUMBER OF SHARES OF
                                                               COMMON STOCK AND
                                                              COMMON STOCK UNITS
NAME                                                          BENEFICIALLY OWNED
----                                                          -------------------
Earnest W. Deavenport, Jr...................................         353,838
R. Wiley Bourne, Jr.........................................         206,147
Dr. James L. Chitwood.......................................         100,394
Tom O. Nethery..............................................         118,001
H. Virgil Stephens..........................................         271,016(1)
H. Jesse Arnelle............................................           3,215
Calvin A. Campbell, Jr......................................           4,328
Jerry E. Dempsey............................................           1,191
John W. Donehower...........................................              --(2)
Lee Liu.....................................................           1,733
Marilyn R. Marks............................................           5,946
Gerald B. Mitchell..........................................           1,487
Dr. John A. White...........................................           6,424
Directors and executive officers as a group (19 persons)....       1,201,164(3)

---------------

(1) Includes 184,557 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Stephens shares voting and investment power as a director of the Foundation but in which shares Mr. Stephens has no pecuniary interest.
(2) Mr. Donehower received 163 shares of restricted stock on February 3, 1998, which shares are not included in the table. See "Compensation of Directors -- 1994 Director Long-Term Compensation Plan."
(3) Includes 184,557 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Stephens and two other executive officers not named above share voting and investment power as directors of the Foundation but in which shares such executive officers have no pecuniary interest.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the only known beneficial owners of more than 5% of the Common Stock.

                                                              NUMBER OF SHARES OF   PERCENT
                                                                 COMMON STOCK          OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    CLASS(1)
------------------------------------                          -------------------   --------
Putnam Investments, Inc.....................................       5,171,785(2)       6.58%
  One Post Office Square
  Boston, Massachusetts 02109
The Regents of The University of California.................       4,220,467(3)       5.37%
  300 Lakeside Drive
  Oakland, California 94612

---------------

(1) Based upon the number of shares of Common Stock outstanding as of the Record Date.
(2) As of December 31, 1997, based on a Schedule 13G filed with the SEC by Putnam Investments, Inc. on behalf of itself, its parent company, and two wholly-owned investment advisers. According to the Schedule 13G, Putnam Investments, Inc.'s investment adviser subsidiaries share with their respective mutual fund and institutional clients investment power with respect to all of such shares, and one such investment adviser subsidiary shares with its institutional clients voting power with respect to 75,348 of such shares.
(3) As of December 31, 1997, based on a Schedule 13G filed with the SEC by The Regents of The University of California, a pension fund. According to the
     Schedule 13G, The Regents of The University of California has sole voting and investment power with respect to all of such shares.

                      EXECUTIVE COMPENSATION AND BENEFITS

HISTORICAL COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                       --------------------------------------
                                                                                AWARDS              PAYOUTS
                                                                       -------------------------   ----------
                                      ANNUAL COMPENSATION(1)                          SECURITIES   LONG-TERM
                               -------------------------------------    RESTRICTED    UNDERLYING   INCENTIVE
  NAME AND PRINCIPAL                                  OTHER ANNUAL     STOCK AWARDS    OPTIONS/       PLAN         ALL OTHER
       POSITION         YEAR    SALARY    BONUS(2)   COMPENSATION(3)      ($)(4)         SARS       PAYOUTS     COMPENSATION(5)
  ------------------    ----   --------   --------   ---------------   ------------   ----------   ----------   ---------------
Earnest W.              1997   $688,542    $692,130      $13,715         $      0      204,957(6)(7) $329,384(8)    $36,239
  Deavenport, Jr.       1996    607,500     442,566       13,654                0       65,500        600,863(8)     31,974
  Chairman and          1995    563,333     755,427        4,980          284,375       15,500        961,553(9)     29,649
  Chief Executive
  Officer
R. Wiley Bourne,        1997    421,900     296,158        8,238                0        9,250        193,400(8)     22,205
  Jr.                   1996    399,967     221,429        3,412                0       12,195(7)     352,800(8)     21,051
  Vice Chairman         1995    377,000     390,427        4,355          284,375       10,636(7)     641,061(9)     19,842
  and Executive
  Vice President
Dr. James L.            1997    343,733     240,009       63,852                0        8,000        142,028(8)     18,091
  Chitwood              1996    377,091(10) 182,803          386                0       18,219(7)     259,088(8)     17,386
  Senior Vice           1995    311,700     319,198          991                0       10,975(7)     480,776(9)     15,918
  President
Tom O. Nethery          1997    348,400     244,614        7,906                0       12,719(7)     142,028(8)     18,337
  Senior Vice           1996    330,333     182,803        6,104                0       11,435(7)     259,088(8)     17,386
  President             1995    311,700     322,859        3,328                0       10,842(7)     480,776(9)     16,405
H. Virgil Stephens      1997    308,333     216,850        6,536                0        5,500         93,678(8)     16,228
  Senior Vice           1996    290,333     160,951        1,487                0       11,545(7)     170,888(8)     15,281
  President and         1995    257,733     271,360        2,052                0        5,696(7)           0        13,565
  Chief Financial
  Officer

---------------

 (1) Includes both amounts paid for the indicated years and amounts earned during the indicated years but deferred.
 (2) Cash payments in the year following for services rendered in the year indicated under the Eastman Performance Plan and the Annual Performance Plan. See "Compensation and Management Development Committee Report on Executive Compensation."
 (3) Includes amounts reimbursed for payment of taxes on certain benefits, and the portion of interest accrued on deferred compensation under the Executive Deferred Compensation Plan and on certain stock options at a rate that exceeded 120 percent of the then applicable Federal long-term rate. The amount reported for Dr. Chitwood in 1997 also includes tax gross-up payments attributed to his overseas assignment.
 (4) Represents fair market value of awards of restricted stock, based upon the closing price of the Common Stock on the New York Stock Exchange on the date of grant. The amounts reported do not take into account the transfer restrictions on the shares. At December 31, 1997, Mr. Deavenport and Mr. Bourne each held 5,000 restricted shares of Common Stock, in both cases with a fair market value of $297,813 based on the per share closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 ($59.5625). Dividends are paid on these shares as and when dividends are paid on Common Stock.
 (5) Represents the portion of the Eastman Performance Plan payment which was contributed or credited by the Company to the employee's accounts in the ESOP and ESOP Excess Plan. See "Compensation and Management Development Committee Report on Executive Compensation."
 (6) Includes an option to purchase 200,000 shares of Common Stock only if specified conditions tied to the price appreciation of Eastman Common Stock, and other conditions, are met. See "Compensation and Management Development Committee Report on Executive Compensation" and "Option/SAR Grants in Last Fiscal Year" table.
 (7) Includes "reload" options received by Mr. Deavenport (4,957 in 1997), Mr. Bourne (2,945 in 1996 and 1,386 in 1995), Dr. Chitwood (8,219 in 1996 and
     4,225 in 1995), Mr. Nethery (4,719 in 1997, 4,685 in 1996 and 842 in

     1995), and Mr. Stephens (2,295 in 1996 and 1,446 in 1995) to purchase a number of shares equal to the number of previously owned shares of Common Stock surrendered in payment of the exercise price of options exercised during 1997, 1996 and 1995, respectively. See "Option/SAR Grants in Last Fiscal Year" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" tables.
 (8) Represents fair market value of payout during the year following of stock earned under performance shares awarded at the beginning of the three-year performance period ended in the year indicated, with shares earned based upon total return to shareowners during the three-year performance period relative to that of peer companies. The payout, unless deferred at the election of the participant, is in the form of unrestricted shares of Common Stock. The amount reported represents the fair market value of the shares earned, based upon the per share closing price of the Common Stock on the New York Stock Exchange on the payment date. See "Compensation and Management Development Committee Report on Executive Compensation."
 (9) The 1995 payout was for the 1993 participation in a three-year (1993-1995) award cycle under a long-term incentive plan of Eastman Kodak Company when the Company operated as a wholly-owned business of Kodak. The payout was made in Kodak common stock, with the fair market value of the stock on the date of payment equal to $76.875 per share, the closing price of the stock on the New York Stock Exchange on that date.
(10) Includes $46,758 paid to Dr. Chitwood as a premium payment attributed to his overseas assignment.

     The following table sets forth certain information regarding options granted during 1997 under the Company's Omnibus Long-Term Compensation Plans to the individuals named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS                                   OPTION TERM(1)
                          --------------------------------------------------------     ----------------------------------
                          NUMBER OF
                          SECURITIES   PERCENT OF TOTAL
                          UNDERLYING     OPTIONS/SARS
                           OPTIONS/       GRANTED TO      EXERCISE OR
                             SARS        EMPLOYEES IN     BASE PRICE    EXPIRATION
         NAME              GRANTED       FISCAL YEAR       PER SHARE       DATE        0%(2)      5%(3)         10%(4)
         ----             ----------   ----------------   -----------   ----------     ------   ----------    -----------
E. W. Deavenport, Jr.      200,000(5)       31.92%         $60.7500      09/15/07(5)     $0     $7,641,070(6) $19,363,971(6)
                             4,052(7)        0.65%          60.0000      11/09/98         0         12,156         24,312
                               905(7)        0.14%          60.0000      05/08/00         0          8,559         17,973
R. W. Bourne, Jr.            9,250(8)        1.48%          60.1875      08/03/07         0        350,127        887,291
Dr. J. L. Chitwood           8,000(8)        1.28%          60.1875      08/03/07         0        302,813        767,387
T. O. Nethery                8,000(8)        1.28%          60.1875      08/03/07         0        302,813        767,387
                             4,719(7)        0.75%          63.2190      05/08/00         0         47,024         98,747
H.V. Stephens                5,500(8)        0.88%          60.1875      08/03/07         0        208,184        527,579

---------------

(1) The dollar amounts under these columns are the result of calculations projected for the term of each individual grant, assuming 0%, and the 5% and 10% rates set by the SEC, of compounded annual appreciation, and are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.
(2) No gain to the optionee is possible without an increase in stock price, which would benefit all shareowners commensurately. A 0% appreciation in stock price would result in zero dollars for the optionee.
(3) Represents the appreciation in stock price from the exercise or base price until the expiration date assuming a 5% per year appreciation in stock price. For example, for the option expiring on August 3, 2007, a 5% per year appreciation in stock price from $60.1875 per share yields $98.04 per share.
(4) Represents the appreciation in stock price from the exercise or base price until the expiration date assuming a 10% per year appreciation in stock price. For example, for the option expiring on August 3, 2007, a 10% per year appreciation in stock price from $60.1875 per share yields $156.11 per share.
(5) Performance-based stock option with stock price vesting and time vesting conditions, both of which must be met for the option to become exercisable. Subject to the price vesting conditions, the option becomes exercisable 20% per year beginning one year from grant date. Subject to the time vesting conditions, the option will become exercisable (i) as to 50% of the underlying shares if the average of the closing prices of the Common Stock for any twenty consecutive trading days equals or exceeds $80 within three years from grant date; (ii) as to 100% of the underlying shares if the average of the closing prices of the Common Stock for any twenty consecutive trading days equals or exceeds $100 within five years from grant date. The option will be forfeited on the fifth anniversary of the grant date as to any shares for which the applicable stock price target is not met. In addition, if Mr. Deavenport were to terminate his employment for approved reasons such as death, disability, or retirement, if prior to the first anniversary of the grant date, then the option would be forfeited as to two-thirds of the underlying shares; or, if between the first and second anniversary of the grant date, then the option would be forfeited as to one-third of the underlying shares. The option also provides for forfeiture in the event of certain activity adverse to the interests of the Company. In the event of a "change in ownership," or in certain circumstances following a "change in control," conditions to vesting would be deemed to have been satisfied. See "Company Compensation and Benefits Plans -- Omnibus Long-Term Compensation Plans." The exercise price may be paid by either the payment of cash or by surrendering previously owned shares of Common Stock.

(6) If the price vesting conditions of the performance-based stock option are not met, then the hypothetical appreciation of the stock price shown would not be realized, because the option would be forfeited prior to the end of the option term.
(7) "Reload" options received upon exercise of previously granted options through surrender of shares of Common Stock and covering the same number of shares as surrendered in the exercise. The options vest six months from the grant date, with acceleration of vesting in the event of a "change in ownership" or in certain circumstances following a "change in control." See "Company Compensation and Benefit Plans -- Omnibus Long-Term Compensation Plans."
(8) The options vest in 50% increments on each of the first two anniversaries of the grant date, with acceleration of vesting in the event of a "change in ownership" or in certain circumstances following a "change in control." See "Company Compensation and Benefit Plans -- Omnibus Long-Term Compensation Plans." The exercise price may be paid by surrendering previously owned shares of Common Stock, in which case the optionee will receive a new option to purchase the same number of shares as surrendered in the exercise. Such "reload" options have an exercise price equal to the fair market value of the underlying Common Stock on the date of the new grant.

     The following table sets forth certain information regarding exercises of options during 1997, and total options and stock appreciation rights ("SARs") held at year end, by the individuals named in the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY
                                NUMBER OF                    OPTIONS/SARS AT           OPTIONS/SARS AT
                                SECURITIES                   FISCAL YEAR-END          FISCAL YEAR-END(1)
                                UNDERLYING                ----------------------     --------------------
                               OPTIONS/SARS     VALUE          EXERCISABLE/              EXERCISABLE/
            NAME                EXERCISED      REALIZED       UNEXERCISABLE             UNEXERCISABLE
            ----               ------------    --------   ----------------------     --------------------
E. W. Deavenport, Jr.........     11,539       $264,871      251,048/237,707           $4,292,276/50,617
R. W. Bourne, Jr.............      3,237         66,876       146,044/13,875            2,701,923/30,207
Dr. J. L. Chitwood...........          0              0        76,734/13,000              923,922/32,656
T. O. Nethery................      9,711        315,531        88,746/16,094            1,346,887/22,043
H. V. Stephens...............          0              0        71,413/10,125            1,214,035/30,207

---------------

(1) Represents the difference between (a) the average of the high and low trading prices on the New York Stock Exchange on December 31, 1997 of the Common Stock underlying the options and SARs on December 31, 1997 and (b) the exercise or base price of the options and SARs.

     The following table sets forth certain information regarding long-term incentive plan awards during 1997 to the individuals named in the Summary Compensation Table.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                                                             NON-STOCK PRICE-BASED PLANS
                          NUMBER OF          PERFORMANCE OR      ----------------------------------------------------
                       SHARES, UNITS OR    OTHER PERIOD UNTIL       BELOW
        NAME             OTHER RIGHTS     MATURATION OR PAYOUT   THRESHOLD(#)   THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
---------------------  ----------------   --------------------   ------------   ------------   ---------   ----------
E.W. Deavenport,
  Jr.................       10,900              3 years              -0-           1,090        11,990       21,800
R.W. Bourne, Jr......        6,400              3 years              -0-             640         7,040       12,800
Dr. J. L. Chitwood...        4,700              3 years              -0-             470         5,170        9,400
T.O. Nethery.........        4,700              3 years              -0-             470         5,170        9,400
H.V. Stephens........        3,900              3 years              -0-             390         4,290        7,800

     The above table reflects performance shares awarded under the 1994 Omnibus Long-Term Compensation Plan. Such awards were made under a three-year Long-Term Performance Subplan. The awards reflected in the table were granted in February 1997 for a 1997-1999 cycle. Performance is measured by the Company's total return to shareowners (change in stock price plus dividends declared during the relevant period, assuming reinvestment of dividends) relative to that of the companies identified in the Performance Graph. Future payouts, if any, are based upon the Company's position in a ranking of the unweighted total shareholder returns of the compared companies. If the Company's total shareowner return ("TSR") ranks below the fifteenth company (threshold), no award will be earned; if TSR ranks at threshold, 10% of the target awards will be earned; if TSR ranks tenth (target), 110% of the target awards will be earned; and if TSR ranks first of the compared companies (maximum), 200% of the target awards will be earned. If earned, awards will be paid after the end of the performance period in unrestricted shares of Common Stock, or participants may irrevocably elect in advance to defer the award payout into the Executive Deferred Compensation Plan.

COMPANY COMPENSATION AND BENEFIT PLANS

     OMNIBUS LONG-TERM COMPENSATION PLANS. The Company's 1997 Omnibus Long-Term Compensation Plan (the "1997 Omnibus Plan"), which is administered by the Compensation Committee, provides for grants to employees of nonqualified and incentive stock options, SARs, stock awards, performance shares, and other stock and stock-based awards (collectively, "Awards"). The 1997 Omnibus Plan also provides for the award of dividends and dividend equivalents on Awards. The 1997 Omnibus Plan was approved by shareowners at the Company's 1997 Annual Meeting of Shareowners, and is substantially similar to, and intended to replace, the 1994 Omnibus Long-Term Compensation Plan (the "1994 Omnibus Plan"). (Either of the 1994 Omnibus Plan and 1997 Omnibus Plan are sometimes referred to in this Proxy Statement as the "Omnibus Long-Term Compensation Plan" or the "Omnibus Plan," and the 1994 Omnibus Plan and 1997 Omnibus Plan are sometimes collectively referred to as the "Omnibus Long-Term Compensation Plans" or the "Omnibus Plans.") No new awards have been made under the 1994 Omnibus Plan following the effectiveness of the 1997 Omnibus Plan, and outstanding grants and awards under the 1994 Omnibus Plan are unaffected by the replacement of the 1994 Omnibus Plan with the 1997 Omnibus Plan.

     The Omnibus Plans contain provisions regarding the treatment of Awards in the event of a "change in ownership" (as defined in the Omnibus Plans, generally concerning circumstances in which the Common Stock is no longer publicly traded) and of a "change in control" (as defined in the Omnibus Plans, generally concerning circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to Awards granted under the Omnibus Plans. However, the Compensation Committee will have the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to Awards (in which event such consequences would not occur) or to alter the way in which Awards are treated from the consequences outlined in the Omnibus Plans.

     If a change in ownership occurs (and the Compensation Committee has not exercised its discretion outlined above) during the term of one or more performance periods for which the Compensation Committee has granted performance shares, the term of such performance period will immediately terminate and, except with respect to performance periods for which the Compensation Committee has previously reached a determination regarding the degree to which the performance objectives have been attained, it will be assumed that the performance objectives have been attained at a level of 100%. Participants, as a result, will be considered to have earned and therefore be entitled to receive a prorated share of the Awards previously granted for such performance period. In addition, upon a change in ownership, all outstanding Awards will be valued and cashed out on the basis of the change in ownership price as soon as practicable but in no event more than 90 days after the change in ownership.

     In the event of a change in control (assuming the Compensation Committee has not exercised its discretion outlined above), if a participant's employment terminates within two years following the change in control, unless such termination is due to (i) death, (ii) disability (as defined in the Omnibus Plans), (iii) cause (as defined in the Omnibus Plans), (iv) resignation (other than as a result of certain actions by the Company and any successor) or (v) retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised Award will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid Award will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment as soon as practicable but in no event more than 90 days after the date of such participant's termination of employment with respect to all of such participant's Awards.

     The maximum number of shares of Common Stock that may be granted or subject to Awards under the 1997 Omnibus Plan is 7,000,000. Awards may not be granted under the 1997 Omnibus Plan after April 30, 2002. The Omnibus Plans provide that equitable adjustments will be made in the number of shares of Common Stock covered by outstanding Awards, the price per share applicable to outstanding Awards, and the number of shares that are thereafter available for Awards in the event of a change in the capital or capital stock of the Company or any special distribution to shareowners.

     EASTMAN RETIREMENT ASSISTANCE PLAN. Prior to the spin-off of the Company from Eastman Kodak Company at the end of 1993, most of the Company's employees participated in a tax-qualified, defined benefit pension plan known as the Kodak Retirement Income Plan ("KRIP"). The Company has adopted the Eastman Retirement Assistance Plan ("ERAP"), a plan similar to KRIP, for substantially all active U.S. employees. The ERAP will recognize earnings and service with Kodak and its affiliates prior to the spin-off. The ERAP assumed its proportionate share of KRIP benefit obligations relating to the Company's active employees as of the date of the spin-off. Effective July 1, 1997, the KRIP transferred to the ERAP a proportionate share of its assets, based upon the ratio of the benefit liabilities assumed by ERAP to the total benefit liabilities of KRIP immediately prior to the spin-off. Subsequent to the transfer, KRIP retained sole liability for benefit liabilities with respect to employees of Kodak and ERAP retained sole liability for benefit liabilities with respect to employees of the Company. The transfer was deemed to be effective as of January 1, 1994.

     The following table sets forth the estimated annual benefits payable upon retirement (including any amounts attributable to the plans described under "Supplemental Pension Plans" below) to persons in the specified compensation and years-of-service classifications who are eligible for a full unreduced benefit.

                               PENSION PLAN TABLE

   AVERAGE                             YEARS OF SERVICE
PARTICIPATING   ---------------------------------------------------------------
COMPENSATION       15         20         25         30         35         40
-------------   --------   --------   --------   --------   --------   --------
 $  100,000     $ 21,161   $ 28,214   $ 35,268   $ 42,321   $ 49,375   $ 51,843
    125,000       27,161     36,214     45,268     54,321     63,375     66,543
    150,000       33,161     44,214     55,268     66,321     77,375     81,423
    175,000       39,161     52,214     65,268     78,321     91,375     95,943
    200,000       45,161     60,214     75,268     90,321    105,375    110,643
    225,000       51,161     68,214     85,268    102,321    119,375    125,343
    250,000       57,161     76,214     95,268    114,321    133,375    140,043
    300,000       69,161     92,214    115,268    138,321    161,375    169,443
    350,000       81,161    108,214    135,268    162,321    189,375    198,843
    400,000       93,161    124,214    155,268    186,321    217,375    228,243
    450,000      105,161    140,214    175,268    210,321    245,375    257,643
    500,000      117,161    156,214    195,268    234,321    273,375    287,043
    550,000      129,161    172,214    215,268    258,321    301,375    316,443
    600,000      141,161    188,214    235,268    282,321    329,375    345,843
    650,000      153,161    204,214    255,268    306,321    357,375    375,243
    700,000      165,161    220,214    275,268    330,321    385,375    404,643
    750,000      177,161    236,214    295,268    354,321    413,375    434,043
    800,000      189,161    252,214    315,268    378,321    441,375    463,443
    850,000      201,161    268,214    335,268    402,321    469,375    492,843
    900,000      213,161    284,214    355,268    426,321    497,375    522,243
    950,000      225,161    300,214    375,268    450,321    525,375    551,643
  1,000,000      237,161    316,214    395,268    474,321    553,375    581,043
  1,050,000      249,161    332,214    415,268    498,321    581,375    610,443
  1,100,000      261,161    348,214    435,268    522,321    609,375    639,843
  1,150,000      273,161    364,214    455,268    546,321    637,375    669,243
  1,200,000      285,161    380,214    475,268    570,321    665,375    698,643
  1,250,000      297,161    396,214    495,268    594,321    693,375    728,043
  1,300,000      309,161    412,214    515,268    618,321    721,375    757,443

     To the extent that any individual's annual retirement income benefit, as reflected in the foregoing table, exceeds the amount payable from the ERAP, such excess will be paid from one or more unfunded, supplementary plans. See "Supplemental Pension Plans" below.

     Retirement income benefits under the ERAP will be based upon the participant's "average participating compensation" ("APC"), which is the average of three years of those earnings described in the ERAP as "participating compensation." "Participating compensation," in the case of the executive officers identified in the Summary Compensation Table, will consist of salary and bonus payments, including allowance in lieu of salary for authorized periods of absence, such as illness, vacation, or holidays.

     The estimated annual benefits reflected in the preceding Pension Plan Table have been computed in straight-life annuity amounts and are not subject to any deductions for Social Security or other offset amounts. An employee is eligible for full unreduced benefits when such employee's aggregate age plus years of eligible service totals 85 or at age 65.

     Years of accrued service credited through 1997 and the amount of APC at the end of 1997 for the individuals named in the Summary Compensation Table were as follows: Mr. Deavenport, 37 years and $1,275,072; Mr. Bourne, 38 years and $730,913; Dr. Chitwood, 29 years and $600,321; Mr. Nethery, 37 years and $603,917; and Mr. Stephens, 19 years and $511,691.

     SUPPLEMENTAL PENSION PLANS. The Company maintains two unfunded, nonqualified plans that will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP. These supplemental pension plans also assumed the liabilities accrued under comparable Eastman Kodak Company plans as of January 1, 1994, with respect to active Company employees. The timing and form of payment of amounts accrued under these supplemental pension plans have not yet been determined. Those determinations will be made at the sole discretion of the Vice President, Human Resources, with respect to participants other than executive officers, or the Compensation Committee, with respect to participants who are executive officers.

     The Company has established a "Rabbi Trust" to provide a degree of financial security for the participants' unfunded account balances under the supplemental pension plans. See "Company Compensation and Benefit
Plans -- Benefit Security Trust."

     EXECUTIVE DEFERRED COMPENSATION PLAN. The Company maintains the Eastman Executive Deferred Compensation Plan (the "EDCP"), an unfunded, non qualified, deferred compensation plan under which eligible employees of the Company may elect on a voluntary basis to defer compensation until retirement or termination from the Company. Eligible employees are employees of the Company or its subsidiaries employed in the United States who are above a specified salary grade level. Eligible employees may make an annual advance irrevocable election to defer compensation which will first be paid, earned, or awarded in the following year. Compensation that may be deferred includes all annual cash compensation and certain stock and stock-based awards which are payable in cash.

     The deferred amounts may be credited (i) to individual "Interest Accounts" under the EDCP, which will be credited with interest until transfer or distribution at the prime rate as quoted in The Wall Street Journal, (ii) to individual "Stock Accounts" under the EDCP, which increase or decrease in value depending upon the market price of shares of Common Stock, or (iii) to a combination thereof. Under the Stock Account, dollar amounts are "invested" in hypothetical shares of the Company's Common Stock. If cash dividends are declared on shares of Common Stock, then any participant who has hypothetical shares in the Stock Account will receive a dividend equivalent which will be used to "purchase" additional hypothetical shares under the EDCP. A participant may elect during specified periods to transfer the dollar amount of all or any portion of his or her Stock Account to the Interest Account, or vice versa.

     Upon retirement or termination from the Company, the value of a participant's Interest Account and Stock Account will be paid, in cash, in a single lump sum or up to ten annual installments, as determined in the sole discretion of the Vice President, Human Resources, with respect to participants other than executive officers, or the Compensation Committee, with respect to participants who are executive officers. Payment will commence in any year up through the tenth year following termination of employment, as determined by the same parties, except that payment must commence no later than the year in which the participant reaches age 71.

     The EDCP provides that a participant may request that part or all of such participant's Interest Account or Stock Account be distributed immediately in the event of a severe financial hardship. The determination of whether a hardship exists will be made by the same parties who determine the timing of payout upon a participant's retirement or termination of employment.

     The EDCP also provides that a participant may withdraw at any time all or a portion of his or her balances in the Interest and Stock Accounts, provided that the participant forfeit 10% of the balance of his or her Accounts or $50,000, whichever is less, and is not permitted to participate in the EDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if within any six month period either (i) 50% or more of the EDCP participants elect such early withdrawal from the EDCP or (ii) 20% or more of EDCP participants with aggregate Account balances valued at 50% or more of the total value of all EDCP Accounts elect such early withdrawal, then the Accounts of each remaining EDCP participant will be distributed in a single lump sum.

     If the Company undergoes a "change in control" (as defined in the EDCP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed), then the Accounts of each participant will be paid in a single lump sum no later than 90 days following the change in control.

     The Company has established a "Rabbi Trust" to provide a degree of financial security for the participants' unfunded Account balances under the EDCP. See "Company Compensation and Benefit Plans -- Benefit Security Trust."

     EMPLOYEE PROTECTION PLAN. The Company has adopted an Employee Protection Plan, to provide severance pay, health, dental, disability, and life insurance continuation, and a retraining allowance (of up to $5,000) for substantially all of its employees whose employment is terminated within two years following a "change in control" (as defined in such plan, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). For purposes of the Employee Protection Plan, participants have been credited with service with Eastman Kodak Company and its affiliates prior to the spin-off. The Employee Protection Plan provides for a lump sum severance payment of three weeks of "pay" (as defined in the plan) for each year of service up to 16 years and four weeks of pay for each year of service in excess of 16, with a minimum of six weeks of pay and a maximum of 104 weeks. Health, dental, disability, and life insurance would be continued at the Company's expense for up to 12 months, depending on years of service, on the same basis as in effect on the date of employment termination (except that no employee contributions would be required). In addition, the Employee Protection Plan provides for the payment of certain bonuses declared in the year in which employment terminates. The plan provides for a "gross-up payment" in the event the total payments ("Total Payments") under the Employee Protection Plan and any other plan or agreement of an employee with the Company subject the employee to the excise tax imposed by Section 4999 of the Internal Revenue Code. The gross-up payment would be in an amount such that the net amount retained by the employee, after deduction of any such excise tax and any tax on the gross-up payment, would equal the Total Payments.

     SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS. The Company has entered into Severance Agreements (the "Severance Agreements" or the "Agreements") with the five individuals named in the Summary Compensation Table and certain other officers of the Company. Each Agreement has a term of three years (with automatic one-year extensions absent advance notice otherwise from the Company); provided, however, that upon the occurrence of a "change in control" or a "potential change in control" (as defined in the Agreements) prior to such termination date, the term of the Agreement will automatically be extended for two years from the date of the change in control or potential change in control, as the case may be. If, at any time during the term of the Agreement and before the occurrence of a change in control or a potential change in control, there occurs a reduction in the employee's level of responsibility, position, authority or duties, the Company may in its sole discretion terminate the Agreement.

     A "change in control" is defined in the Agreements to include the following, and with certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members as of January 1, 1994 (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company's shareowners of a reorganization or merger unless, after such proposed transaction, the former shareowners of the Company will own more than 75% of the resulting corporation's voting stock; or approval by the Company's shareowners of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company other than to a subsidiary. A "potential change in control" will be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; any person (other than the Company or certain affiliated entities) becomes the beneficial owner of 10% or more of the combined voting power of the Company's then-outstanding securities; or the Board adopts a resolution to the effect that a potential change in control has occurred.

     If during the term of the Agreements and following a change in control (or within 120 days before or after a potential change in control) of the Company, the employee's employment with the Company is terminated by the Company other than for "cause" (as defined), death or disability, or by the employee for "good reason" (which includes a reduction in the employee's compensation, certain relocations of the employee's office, the exclusion of the employee from new compensation arrangements offered to similarly situated employees, or a material reduction in the employee's responsibility, position, authority, or duties, and also includes a termination by the employee for any reason or no reason during the 30-day period beginning on the first anniversary of the change in control), then, in addition to any other benefits accruing to the employee outside the scope of the Agreement, (1) the acquiror will pay the employee any unpaid salary, benefits or awards that shall have been earned or become payable through the date of termination; (2) the acquiror will pay to the employee as severance an amount equal to three times (or four times in the case of Mr. Deavenport) the employee's "pay" (defined as the average of the three highest out of the last ten years of the employee's total annual compensation, including base annual salary, bonus, the grant date value of stock grants, and incentive compensation); (3) the acquiror will maintain in effect for three years (or four years in the case of Mr. Deavenport) after the date of termination for the employee and his dependents all welfare benefit plans in which the employee was entitled to participate immediately prior to termination; and (4) the acquiror will pay the employee a single lump sum amount equal to the actuarial equivalent of (a) the retirement benefit to which the employee would have been entitled under the ERAP and the excess retirement plans described above under "Eastman Retirement Assistance Plan" and "Supplemental Pension Plans" if the employee had five additional years of service and was five years older, minus (b) the retirement benefit to which the employee is actually entitled under the ERAP and the excess retirement plans.

     If the amount payable to the employee under these Agreements exceeds certain threshold amounts, federal excise tax could be imposed on the employee and the Company could lose a tax deduction for a portion of the payment. If the amount payable would result in such effects, but exceeds the applicable threshold by $30,000 or less, the amount payable will be reduced by the amount the payment exceeds the threshold. If the payment exceeds the threshold by more than $30,000, the employee will be entitled to full benefits under the Agreement and to additional amounts to compensate him or her fully for the imposition of the federal excise tax (including federal, state, and excise taxes applicable to the receipt of such additional amount).

     The Company has established a "Rabbi Trust" to provide a degree of financial security for any amounts which may become payable to officers under the Agreements. See "Company Compensation and Benefit Plans -- Benefit Security Trust."

     BENEFIT SECURITY TRUST. The Company has established a Benefit Security Trust (the "Rabbi Trust") to provide a degree of financial security for its unfunded obligations under the EDCP, the ESOP Excess Plan, the supplemental ERAP plans, and the Severance Agreements. The assets of the Rabbi Trust would be subject to the claims of the Company's creditors in the event of insolvency. Upon the occurrence of a "change in control" or a "potential change in control" (as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company's obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company's funding obligations under the Rabbi Trust.

     A "change in control" is defined to include the following, and with certain exceptions: the acquisition by a person of 19% or more of the voting stock of the Company; the incumbent Board members as of January 1, 1997 (and subsequent directors approved by them) ceasing to constitute a majority of the Board; approval by the Company's shareowners of a reorganization or merger unless, after such proposed transaction, the former shareowners of the Company will own more than 75% of the resulting corporation's voting stock; or approval by the Company's shareowners of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company other than to a subsidiary. A "potential change in control" will be deemed to have occurred if the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company's then-outstanding securities.

     The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors is composed of three outside directors, none of whom are current or former officers or employees of the Company. This report sets out the Committee's policies governing compensation to executive officers for 1997, including those in the Summary Compensation Table, and the specific relationship of corporate performance to that compensation. In addition, this report discusses specifically the Committee's bases for the compensation reported for the Chief Executive Officer for the past year.

COMPENSATION PHILOSOPHY

     The overall goal of the Compensation Committee is to ensure that compensation policies are established that are consistent with the Company's strategic business objectives and that provide incentives for the attainment of those objectives. This is done in the context of a compensation program that includes three components for all Company employees:

     - Base pay, which is intended to provide a stable annual salary at a level consistent with the individual's position and contributions.

     - Variable pay (pay at risk), which links individual income to the success of the Company.

     - Stock ownership, which encourages actions to maximize shareowner value.

     Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executive officers are compensated in a manner that is consistent with the Company's compensation strategy, that is competitive with identified peer companies, and that is equitable within the Company.

     The Compensation Committee believes that the compensation program for Company executive officers should be consistent with the following principles:

INTEGRATION..........................  Executive compensation is integrated and consistent with the total Company compensation program, as
                                       described above.
COMPETITIVE POSITION.................  Executives are provided competitive compensation for competitive Company performance in the chemical
                                       industry and compensation that is consistent with
                                       compensation for companies of comparable size,
                                       complexity, and operational challenge.
PERFORMANCE FOCUS....................  At higher levels of the organization, an increasing proportion of compensation is dependent on Company
                                       performance and return to shareowners.

     The Compensation Committee periodically reviews the compensation of the Chief Executive Officer and the other executive officers to ensure that their compensation is consistent with the principles described above. The Committee applies the Company's pay policies in determining each component of executive compensation as discussed below.

COMPONENTS OF EXECUTIVE COMPENSATION

  CASH COMPENSATION

     Total cash compensation for all Company employees consists of base pay and variable pay. Total cash compensation is designed to be competitive with pay in the applicable labor market and in the chemical industry for similar jobs when target levels of Company performance are achieved. The targeted levels of cash compensation are based on surveys of other companies. Accordingly, a portion of each employee's target pay level is placed "at risk." Base pay is reduced to below competitive pay levels, and the difference between the resulting pay level and the competitive pay level is made variable and is "at risk." Depending upon Company performance, employees may lose the at risk amount, receive some or all of the amount at risk, or receive an amount in excess of the pay at risk. The Compensation Committee applies the same philosophy and methodology to determine base pay and variable pay of executive officers, with the intent that total cash compensation for the executive be at or near the median of the range of similar pay for similar positions when Company performance meets annual plan objectives.

     For 1997, the Compensation Committee compared total cash compensation levels for executive officers with companies in the chemical industry with which the Company competes for executive talent and for which data was available, including 14 of the 19 companies in the peer group identified in the performance graph which follows this report (the "Performance Graph"). In addition, in determining the Chief Executive Officer's base salary and variable compensation, the Committee also considered chief executive officer pay reported in surveys of a broader group of manufacturing, industrial, and chemical companies of a size (based on revenues) comparable to the Company, including all but one of the 19 peer companies in the Performance Graph. Total cash compensation to the executive officers named in the Summary Compensation Table for 1997 is reported in the "Salary" (base pay) and "Bonus" (variable pay) columns.

     Base salaries reported in the Summary Compensation Table for 1997 were increased from 1996 levels to reflect an increase in the median range of total cash compensation of the companies in the comparison group.

     Variable pay is determined under the Eastman Performance Plan and the Annual Performance Plan.

     Under the Eastman Performance Plan, 5% of the annual cash compensation of each of the Company's employees, including executive officers, is placed at risk based on Company performance as measured by return on capital (the return produced by funds invested in the Company, determined as the net operating profit after taxes divided by the sum of average debt and equity employed during the year) minus cost of capital (the cost of debt and equity, expressed as the interest charged on debt and expected return on equity). If minimum levels of performance are not met, no award will be earned, and the employee will lose the amount at risk. Opportunities to earn up to six times (6x) the "at risk" annual cash compensation under the Eastman Performance Plan are established for specified levels of above goal performance. A specified portion of each employee's payout under the Eastman Performance Plan is made as a Company contribution to the employee's account in the Eastman Employee Stock Ownership Plan (the "ESOP") and, to the extent not payable into the ESOP under Internal Revenue Code limitations, is credited to the Eastman ESOP Excess Plan. Contributions to the ESOP and the ESOP Excess Plan are invested in shares of Common Stock and Common Stock Units, respectively. See "Stock Ownership of Directors and Executive Officers." Accordingly, at the maximum award level (30% of target annual compensation) for above goal performance, 5% of target annual compensation would be contributed to the employee's ESOP account, the 5% of target annual compensation placed at risk would be returned to the employee in cash, and an additional 20% of target annual compensation would be earned and paid to the employee in cash.

     Approximately 600 Company managers, including executive officers, also participate in an Annual Performance Plan, which places an additional 5% to 35%, depending on position, of annual cash compensation at risk based on annual corporate performance versus pre-set goals for specified measures. Those performance measures and goals are established annually by the Compensation Committee based upon the Company's strategic emphasis for the following year. Target levels of performance are established for one or more of the following objective business and financial measures: sales revenue growth, earnings from operations, cost improvements, cash flow, economic value created, productivity, quality, and customer satisfaction. Each measure is weighted for importance in determining final awards. For 1997, Annual Performance Plan performance was measured by evaluating cost savings (weighted 25%), labor productivity (weighted 25%), and economic value created (defined as after-tax operating profit minus a computed capital charge for average debt and equity employed during the year) (weighted 50%) against the pre-set goals for each area of Company performance. If minimum levels of performance are not met, no award is earned, and the participant loses the at risk amount. Opportunities to earn up to two times (2x) the target award level under the Annual Performance Plan are established for specified levels of above goal performance.

     To encourage optimum performance of the Company as a whole rather than optimum performance in individual units, and to recognize the integrated nature of the Company, awards under both variable pay plans are based on overall Company results rather than individual or unit performance.

     Awards of 10.47% (of a possible maximum of 30%) of target annual cash compensation were made to all employees under the Eastman Performance Plan for 1997, the payout corresponding to the Company's return on capital which exceeded the cost of capital by 0.31% for the past year. The bonuses reported for the executive officers for 1997 represent the cash portion of the payout under the Eastman Performance Plan (5.47% of target annual cash compensation) and an award under the Annual Performance Plan of 1.409x (of a possible maximum of 2x) target award based upon Company performance in 1997 which was above the target level of performance for cost savings and labor productivity and at the minimum threshold level of performance for economic value created. The portion of the Eastman Performance Plan award made as a contribution or credit to each named executive officer's ESOP and ESOP Excess Plan accounts is reported in the "All Other Compensation" column of the Summary Compensation Table.

  LONG-TERM, EQUITY-BASED COMPENSATION

     Equity-based compensation plans are designed to promote stock ownership and to link employee asset accumulation to return to shareowners. The Company has established the ESOP and the ESOP Excess Plan, which are designed to encourage an ownership mindset throughout the Company. Additionally, a stock option program, implemented through the Company's Omnibus Long-Term Compensation Plans, is used to create a direct link between compensation of key Company managers and long-term performance of the Company. See "Company Compensation and Benefit Plans -- Omnibus Long-Term Compensation Plans." Under the Omnibus Plan, the Compensation Committee may also award stock (with or without restrictions), performance shares or additional options to Company managers. Stock ownership guidelines have been established for those same managers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plans or acquired upon exercise of options. Over a five- to seven-year period, these managers will invest one-half to four times their target-level total annual compensation in Company stock or stock equivalents. See "Stock Ownership of Directors and Executive Officers -- Common Stock and Common Stock Units." An annual review of progress toward these guidelines is conducted and reported to the Chief Executive Officer.

     The Compensation Committee establishes the size of annual option awards under the current stock option program by considering recommendations from outside compensation consultants based upon long-term compensation reported by the peer companies in the chemical industry described above under "Cash Compensation." Options are granted at a level so that the estimated value of options and other long-term compensation as a proportion of total annual compensation approximates the median of the range of similar compensation of the compared companies. In determining the size of option awards, the Company utilizes the services of an external compensation consultant to derive approximate values of options using a variation of the Black-Scholes option pricing model. Because the Company began operating as an independent publicly held company in 1994, approximately 350 of the approximately 500 key Company managers eligible at that time for option grants had not previously received options. Accordingly, and further to promote stock ownership, all option grants for 1994 (including those to executive officers named in the Summary Compensation Table) were "front-loaded" so that three years worth of option grants under the above guidelines were awarded in the first year. The total of all annual grants to key managers over the subsequent four years are generally expected to be equivalent to two years worth of option grants (i.e., one-half the normal amount), applying the above guidelines. Consistent with this expectation, option grants in 1995, 1996, and 1997 (excluding "reload" options), respectively, were generally one-sixth the level of grants in 1994. Options granted under the Omnibus Plan in 1997 generally have an exercise price equal to 100% of the fair market value of the underlying Common Stock as of the date of grant and have 10-year terms. As described below, the Compensation Committee granted a special, performance-based stock option to the Chief Executive Officer in 1997 but did not award him the normal option grant under the guidelines described above.

     Approximately 45 key managers (including the named executive officers in the Summary Compensation Table) have also received performance share awards under the Omnibus Plan. Such awards are made under Long-Term Performance Subplans ("LTPSs") operating in three-year performance periods. Performance is measured by the Company's total return to shareowners (change in stock price plus dividends declared during the relevant period, assuming reinvestment of dividends) relative to that of the companies identified in the

Performance Graph. Payouts for the 1994-1996, 1995-1997, and 1996-1998 performance periods were or will be based upon the Company's position in a quartile ranking of the unweighted total shareowner returns of the compared companies. If the Company's Total Shareowner Return ("TSR") ranks in the fourth quartile (below threshold), no awards are earned; if in the third quartile (threshold), 50% of the target awards are earned; if in the second quartile (target), 100% of the target awards are earned; and, if in the first quartile (maximum), 200% of the target awards are earned. For the 1997-1999 LTPS performance period, awards will be paid based upon the Company's position in a ranking of the unweighted total shareholder returns of the compared companies. See "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table. If earned, awards are paid after the end of the performance period in unrestricted shares of Common Stock, or participants may irrevocably elect in advance to defer the award payout into the EDCP.

     The total return comparison under the LTPSs differs from that shown in the Performance Graph. For LTPS purposes, total percentage return on the Common Stock for the applicable three-year period is ranked with the total percentage returns on the common shares of each of the LTPS peer companies. The Performance Graph, on the other hand, compares the cumulative total return on an initial fixed investment in the Company's Common Stock and in an index comprised of the peer companies as a group, with the return of each component issuer weighted according to the respective issuer's market capitalization at the beginning of each period for which a return is indicated.

     Awards for new three-year performance periods have been made annually since 1994, and it is anticipated that additional three-year performance periods will begin in subsequent years. LTPS target award levels, when combined with normalized, annual stock option grant levels, are established such that total long-term compensation for all executives is consistent with competitive practices, as determined by the analysis of outside compensation consultants described above. The size of the performance share awards reported in the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table for the 1997-1999 LTPS performance period was determined by applying this methodology. The payout reported in the Summary Compensation Table for the executive officers for the 1995-1997 LTPS performance period represents 50% of the target award (of a possible maximum of 200% of the target award) based upon the Company's total shareowner return ranking in the third quartile of the compared companies for the performance period.

     The estimated current values of total long-term equity-based compensation for 1997 range from approximately 10% of total compensation at lower levels of management to approximately 70% of total compensation for the Chief Executive Officer. For the CEO, the long-term equity-based compensation was higher relative to his total compensation for 1997 than in prior years because of the special performance-based option grant described below.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee determines the compensation of the Company's Chief Executive Officer in substantially the same manner as the compensation for the other executive officers. Mr. Deavenport's base salary was increased on May 1, 1997 by $62,500 and on August 1, 1997 by $52,500 as a result of comparisons with the base salaries paid to chief executive officers of the companies described above under "Components of Executive Compensation -- Cash Compensation." These increases are the last in a series of actions taken by the Compensation Committee since the spin-off from Eastman Kodak Company which place Mr. Deavenport's base salary at a level which is comparable to the median base salaries paid to chief executive officers of comparable companies. Accordingly, the Compensation Committee believes that Mr. Deavenport's targeted total cash compensation is now comparable to the median of the survey group.

     In March 1998, Mr. Deavenport received an Annual Performance Plan award in the amount of $608,219 and an award of $120,151 under the Eastman Performance Plan ($36,239 of which was contributed or credited to his accounts in the ESOP and the ESOP Excess Plan). Such awards were based upon the same overall corporate performance in 1997 as were all other awards under the Annual Performance Plan and Eastman Performance Plan.

     Mr. Deavenport received an award of 10,900 performance shares under the LTPS for the 1997-1999 performance period, which represents approximately one-fourth of his long-term equity-based compensation for 1997. The other portion of Mr. Deavenport's long-term equity-based compensation for 1997 was provided in the form of a performance-based stock option to purchase 200,000 shares of Common Stock at an exercise price of $60.75 per share. The Compensation Committee did not award Mr. Deavenport his normal grant of stock options under the stock option program described above. For a description of the stock price, time vesting, and other conditions to exercise, and the forfeiture and other terms of the performance-based stock option, see "Option/SAR Grants in Last Fiscal Year" table.

     The option was designed further to incent the CEO to take actions that will create shareowner value over the long-term. The size of the option award was not determined by applying the option valuation methodology described above under "Components of Executive Compensation -- Long-Term, Equity-Based Compensation." This option grant was determined by considering the significantly higher risk of forfeiture intrinsic in the option due to both price and time vesting conditions to exercise, and by establishing stock price hurdles that, if met, will yield compounded annual growth rates of 10 percent or greater.

     In February 1998, Mr. Deavenport received a payout for the 1995-1997 LTPS performance period equal to 5,450 shares, which represents 50% of his target award. Such payout was based upon the same relative total shareowner returns as were the other payouts under the 1995-1997 LTPS.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     The Compensation Committee intends to maximize the tax deductibility of compensation paid to the Company's Chief Executive Officer and other executive officers while maintaining the flexibility to compensate the officers in accordance with the Company's compensation policies.

     Section 162(m) of the Internal Revenue Code enacted pursuant to the Omnibus Budget Reconciliation Act of 1993 generally limits the deductibility to the Company of annual compensation (other than qualified "performance-based" compensation) in excess of $1 million paid to each of the Company's five highest paid executive officers. Base salaries, stock and stock-based compensation without performance conditions are generally subject to the $1 million limit on deductible compensation.

     Based on transition rules under Section 162(m), compensation attributable to stock options granted and performance shares awarded under the Company's 1994 Omnibus Plan prior to the approval by shareowners of the 1997 Omnibus Plan is expected to qualify for deductibility under Section 162(m). The Eastman Performance Plan, the Annual Performance Plan, LTPSs under the Omnibus Plans, and outstanding restricted stock awards under the Omnibus Plans, each provide for the automatic deferral of compensation into the EDCP to the extent that payout or vesting would result in the recipient receiving compensation in excess of the $1 million cap under Section 162(m). The Chief Executive Officer was required to receive a portion of a restricted stock award which vested during 1997 in the form of deferred compensation into the EDCP.

     Based on a review of developments under Section 162(m), the Company adopted the 1997 Omnibus Plan and certain amendments to the Eastman Performance Plan and the Annual Performance Plan in 1997. These plans were approved by shareowners in 1997 and meet the requirements of Section 162(m) with respect to stock option and performance share awards (under the 1997 Omnibus Plan) and annual bonus awards (under the Eastman Performance Plan and the Annual Performance Plan). This will result in compensation attributable to such awards being "performance-based" and excluded from the $1 million deductibility cap.

               Compensation and Management Development Committee
                           Gerald B. Mitchell (Chair)
                                    Lee Liu
                                Marilyn R. Marks

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on Common Stock from December 14, 1993, the date on which the Common Stock began trading on the New York Stock Exchange (the "NYSE"), through December 31, 1997, to that of the Standard & Poor's 500 Stock Index and a group of peer issuers in the chemical industry. The peer group consists of the 19 chemical companies which best meet three objective criteria: (i) common shares traded on the NYSE; (ii) similar lines of business to those of the Company; and (iii) more than $1 billion in annual sales. Cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 14, 1993. Because the Company's spin-off from Eastman Kodak Company was not completed until midnight on December 31, 1993, the Common Stock was trading on the NYSE on a "when-issued" basis during the first period shown in the graph. The Common Stock began trading on the NYSE without the "when-issued" designation on January 4, 1994, following completion of the spin-off. The data in the graph has been provided by Standard & Poor's Compustat. The stock performance shown in the graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.


                                   12/14/93  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
     Eastman Chemical Co.               100    104.97    115.40    146.45    133.45    148.18
     S&P 500 Index                      100    101.40    102.74    141.35    173.80    231.79
     Peer Group (1)                     100     99.13    111.42    137.78    175.87    222.53

(1) The peer group for 1997 consists of the following issuers: Air Products and Chemicals, Inc.; ARCO Chemical Company; Crompton & Knowles Corporation; The Dow Chemical Company; E. I. du Pont de Nemours and Company; H. B. Fuller Company; The Geon Company; Georgia Gulf Corporation; W.R. Grace & Co.; Great Lakes Chemical Corporation; M. A. Hanna Company; Hercules Incorporated; Lyondell Petrochemical Company; Millennium Chemicals Inc.; Morton International, Inc.; Rohm and Haas Company; Union Carbide Corporation; Wellman, Inc.; and Witco Corporation. Monsanto Company and A. Schulman, Inc., which were included in the peer group in the Company's proxy statement last year, have been excluded from the Company's peer comparison group, and W.R. Grace & Co., Hercules Incorporated, and Millennium Chemicals Inc., which were not included in the peer group in the Company's proxy statement last year, have been added to the Company's peer comparison group. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                              ITEM 2 ON PROXY CARD

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Price Waterhouse LLP as independent accountants for the Company and its subsidiaries until the Annual Meeting of Shareowners in 1999. The shareowners are being asked to ratify the Board's appointment of Price Waterhouse LLP.

     All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy card is signed and returned but no specification is made, the shares represented by proxy will be voted for ratification of the appointment of Price Waterhouse LLP as independent accountants for the Company.

     A representative of Price Waterhouse LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the Firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from shareowners.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES UNTIL THE ANNUAL MEETING OF SHAREOWNERS IN 1999.

                  SHAREOWNER PROPOSALS FOR 1999 ANNUAL MEETING

     In accordance with SEC rules, proposals of Company shareowners intended to be presented at the 1999 Annual Meeting of Shareowners must be received by the Company at its principal executive offices on or before November 30, 1998 in order to be included in the Company's proxy materials relating to the 1999 Annual Meeting of Shareowners. In addition, the Company's Bylaws provide that no proposal may be submitted by a shareowner for a vote of the Company's shareowners unless the shareowner submitting the proposal files a written notice setting forth with particularity certain information about the shareowner and all persons acting in concert with him or her, including the following information: (1) such persons' names and business addresses; (2) such persons' names and addresses as they appear on the Company's books (if they so appear); and (3) the number of shares of Company stock beneficially owned by such persons. The notice must also include a description of the proposal containing all material information relating thereto and such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board and the Company's shareowners to consider the proposal. The notice must be delivered to the Secretary of the Company (1) at least sixty days before any annual meeting, if the annual meeting is to be held on or after the first Thursday in May, or (2) by the close of business on the 15th day following the giving of notice of the date of the meeting, if the meeting is a special meeting or an annual meeting held before the regular date.

                               OTHER INFORMATION

PROXY SOLICITATION

     The cost of soliciting proxies and the cost of the Annual Meeting will be paid by the Company. In addition to the solicitation of shareowners of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by directors, officers, or employees of the Company, none of whom will be specially compensated for such activities. The Company also contacts brokerage houses, banks, nominees, custodians, and fiduciaries, who can be identified as record holders of Common Stock. Such holders, after inquiry by the Company, provide information concerning quantities of proxy materials and Annual Reports needed to supply such materials to beneficial owners, and the Company reimburses them for the expense of mailing proxy materials and Annual Reports to such persons. Kissel-Blake, Inc. has been retained by the Company to aid in the solicitation of proxies, at a cost of $8,500 plus expenses.

OTHER MATTERS

     If other matters which the Company does not know as of the date of this Proxy Statement will be presented at the Annual Meeting come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

     UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, AS FILED WITH THE SEC. REQUESTS MAY BE MADE TO EASTMAN CHEMICAL COMPANY, P.0. BOX 431, KINGSPORT, TENNESSEE 37662-5371, ATTENTION: CORPORATE INFORMATION CENTER. THIS INFORMATION IS ALSO AVAILABLE OVER THE INTERNET AT HTTP://WWW. SEC. GOV.

                                                                APPENDIX


                           EASTMAN CHEMICAL COMPANY

 P                PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON MAY 7, 1998
 R

 O     The undersigned hereby appoints Harold L. Henderson and Theresa
       K. Lee, and each of them, with individual power of substitution,
 X proxies to vote all shares of Common Stock of Eastman Chemical Company (the "Company") that the undersigned may be entitled to vote at the
 Y Annual Meeting of Shareowners to be held at the Company's Employee Center, 400 South Wilcox Drive, Kingsport, Tennessee, on May 7, 1998, at 10:00 a.m., Eastern Daylight Savings Time, and at any adjournments or postponements thereof.

       Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side of this card and are authorized to vote in their discretion as to any other business that may come properly before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR ITEMS 1 AND 2.


       Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Shareowners in 2001 and until their successors are duly elected and qualified:

                                 H. Jesse Arnelle
                                 R. Wiley Bourne, Jr.
                                 Dr. John A. White
                                                                   -----------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                   -----------



/X/ Please mark your                                                   0683
    votes as in this
    example.

     The proxies are directed to vote as specified below and in their discretion on all other matters. If this proxy card is signed and returned but no specification is made, said proxies will vote FOR Items 1 and 2

------------------------------------------------------------------------------------------------------------------------------------
                            The Board of Directors recommends a vote FOR Items 1 and 2.
------------------------------------------------------------------------------------------------------------------------------------
                 FOR  WITHHELD                                                                                 FOR  AGAINST ABSTAIN
1. Election of  /  /    /  /                                               2. Ratification of the appointment  /  /   /  /   /  /
   Directors.                                                                 of Price Waterhouse LLP as
   (see reverse)                                                              independent accountants.

To withhold authority to vote
for less than all nominees,
write name(s) of
individual(s) for whom
authority is withheld
below:

-----------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                            If you plan to attend the Annual Meeting,  /  /
                                                                            please check the box.

                                                                            To help us eliminate duplicate mailings to  /  /
                                                                            the same beneficial holders, please check
                                                                            the box if you hold shares in more than one
                                                                            account and wish to discontinue Annual
                                                                            Report mailing for this account.
                                                                            --------------------------------------------------------
                                                                            PLEASE MARK, DATE AND SIGN BELOW, AND RETURN
                                                                            THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.


                                                                            Please sign exactly as name appears hereon.  When shares
                                                                            are held by joint tenants, both should sign.  When
                                                                            signing as attorney, executor, administrator, trustee or
                                                                            guardian, please give full title as such.  If a
                                                                            corporation, please sign in full corporate name by
                                                                            president or other authorized officer.  If a
                                                                            partnership, please sign in partnership name by
                                                                            authorized person.

                                                                            --------------------------------------------------------

                                                                            --------------------------------------------------------
                                                                            SIGNATURE(S)                                   DATE
